Exhibit 99.1

PRESS RELEASE

MagnaChip Reports Revenue of $205.1 Million in Second Quarter 2019;

OLED Display Drivers, Power Standard Products Set Revenue Records

— Q2 revenue exceeds updated guidance as OLED, Power and Foundry Show Double-Digit Sequential Growth —

SEOUL, South Korea and SAN JOSE, Calif., July 30, 2019 — MagnaChip Semiconductor Corporation (NYSE: MX) today announced financial results for the second quarter of 2019.

Q2 2019 Summary

•	Revenue of $205.1 million exceeded updated guidance of “at least” $194 million provided on June 11; Q2 revenue up 2.7% Year-over-Year (YoY); up 30.4% Quarter-over-Quarter (QoQ)

•	Standard Products Group (SPG) revenue of $132 million, up 11.2% YoY; up 31.6% QoQ

•	Display standard products revenue of $84.3 million, up 7% YoY; up 44.7% QoQ

•	OLED display driver IC revenue of $73 million up 17.4% YoY; up 50.4% QoQ

•	Power standard products revenue of $47.7 million, up 19.2% YoY; up 13.5% QoQ

•	Foundry Services Group (FSG) revenue of $73.1 million, down 9.7% YoY; up 28.1% QoQ

•	Total gross profit margin of 21.4% compared to updated guidance of “at least” 21%” provided on June 11.

Third Quarter 2019 Business Outlook

For the third quarter of 2019, MagnaChip anticipates:

•

Revenue to be in the range of $220 million to $230 million, up 9.7% at the mid-point of the projected range when compared with revenue of $205.1 million in the second quarter of 2019, and up 9.2% year-on-year when compared to $206 million revenue recorded in the third quarter of 2018. Revenue guidance for the third quarter reflects a current expectation that revenue for both the Standard Products Group and Foundry Services Group will show sequential improvement as compared to Q2 2019.

•

Gross profit margin to be in the range of 22% to 24%, as compared to 21.4% in the second quarter of 2019 and 27.1% in the third quarter of 2018. Gross margin guidance for the third quarter primarily reflects the current expectation that fab utilization will show sequential improvement from the second quarter of 2019.

CEO YJ Kim Comments on Q2

Revenue of $205.1 million increased 30.4% sequentially from Q1, as results in each of our three business lines surpassed expectations in Q2. Our OLED and Power businesses each achieved record revenue, driven by robust customer demand for our low-power display drivers and high-voltage Power standard products. The Foundry business showed resilience in a tough macroeconomic environment, with revenue increasing sharply from Q1.

At the end of April on our Q1 earnings call, we provided Q2 revenue guidance of $173-181 million, and a range for gross profit margin of 16-18%. When it became evident that we were on track to significantly exceed the high end of the guidance range, we provided an updated guidance on June 11 for revenue of at least $194 million and gross margin of at least 21%.

Gross profit margin of 21.4% in Q2 met the updated guidance and our total revenue of $205.1 million during the same period significantly exceeded the updated guidance. The better-than-expected revenue performance was due to stronger-than-expected customer demand across the board and throughout the quarter. OLED revenue increased 50.4% sequentially, Power increased 13.5% and Foundry increased 28.1%, all as compared to Q1 2019.

Our OLED business benefited from the launch of six new OLED smartphones in Asia. We also secured four new design wins. Our 40-nm display driver accounted for the majority of our OLED revenue in Q2 but our industry leading 28-nm display driver now has entered mass production and will be a key revenue driver going forward. The pickup in revenue from the Power business reflected healthy demand from television, industrial and smartphone markets, with our Premium products accounting for over half of Power revenue. The improvement in the Foundry business reflected increased customer demand, primarily for applications in the computer and consumer end markets, and also from smartphones.

As for the strategic evaluation of the Foundry business and Fab 4, I’m encouraged by where we are in the ongoing process. Our decisions regarding the outcome of the strategic evaluation process will be guided by what the Board and management consider to be the best available path to improve MagnaChip’s profitability and to maximize shareholder value.

CFO Jonathan Kim Comments on Q2

Gross profit margin of 21.4% met our updated guidance provided in mid-June, and was significantly higher than the guidance range of 16-18% provided at the end of April. The improvement in gross profit margin was due primarily to higher fab utilization as a result of a significant increase in Foundry loading and revenue during Q2, and despite a reserve of $2.2 million related to a legacy display product. Our cash balance increased in Q2 to $123.8 million from $105.8 million in Q1, and inventories declined sequentially. We generated net operating cash flow of $28.8 million in Q2 and $17.2 million in the first half of 2019.

Second Quarter Financial Review

Total Revenue

Total revenue in the second quarter of 2019 was $205.1 million, up 2.7% as compared to reported revenue of $199.7 million from the second quarter of 2018, and up 30.4% from $157.4 million in the first quarter of 2019.

Segment Revenue

Foundry Services Group revenue in the second quarter was $73.1 million, down 9.7% from the second quarter of 2018, and up 28.1% sequentially. Standard Products Group revenue in the second quarter was $132 million, up 11.2% from the second quarter of 2018, and up 31.6% sequentially.

Total Gross Profit and Gross Profit Margin

Total gross profit in the second quarter of 2019 was $43.8 million or 21.4% as a percentage of revenue, as compared with gross profit of $53.9 million or 27% in the second quarter of 2018, and $22.7 million or 14.4% in the first quarter of 2019.

Segment Gross Profit Margin

Foundry Services Group gross profit margin was 16.7% as compared with 27.4% in the second quarter of 2018 and 6.4% in the first quarter of 2019. The sequential improvement in Foundry Services Group’s gross profit margin was primarily due to an increase in fab loading and Foundry revenue. The Standard Products Group gross profit margin was 23.9% in the second quarter of 2019 as compared with 26.6% in the second quarter of 2018 and 19% in the first quarter of 2019. The sequential improvement in Standard Product Group’s gross profit margin was primarily due to an increase in fab loading and increase in our OLED revenues.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating income of $6.7 million for the second quarter of 2019 compared to operating income of $13.9 million in the second quarter of 2018 and an operating loss of $18.3 million in the first quarter of 2019.

Net loss, on a GAAP basis, was $9.5 million or $0.28 per basic and diluted share in the second quarter of 2019 as compared with a net loss of $21.5 million or $0.62 per basic and diluted share in the second quarter of 2018 and net loss of $34.1 million or $1.00 per basic and diluted share in the first quarter of 2019.

Adjusted Net Income, a non-GAAP financial measure, totaled $2.9 million or $0.08 per basic and diluted share in the second quarter of 2019, as compared to Adjusted Net Income of $8.9 million or $0.26 per basic share and $0.23 per diluted share in the second quarter of 2018 and Adjusted Net Loss of $19.9 million or $0.58 per basic and diluted share in the first quarter of 2019.

Adjusted EBITDA, a non-GAAP financial measure, was $17.0 million or 8.3% of revenue in the second quarter of 2019, as compared to Adjusted EBITDA of $23.5 million or 11.8% of revenue in the second quarter of 2018, and Adjusted EBITDA of negative $5.7 million or negative 3.6% of revenue in the first quarter of 2019.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $123.8 million in the second quarter of 2019, up from $105.8 million in the first quarter of 2019.

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Sales
Foundry Services Group	$73,098	$80,907	$130,173	$158,336
Standard Products Group
Display Solutions	84,261	78,712	142,491	128,408
Power Solutions	47,723	40,028	89,753	78,695
Total Standard Products Group	$131,984	$118,740	$232,244	$207,103
All other	63	38	108	65
Total net sales	$205,145	$199,685	$362,525	$365,504

	Three Months Ended		Three Months Ended
	June 30, 2019		June 30, 2018
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$12,177	16.7%	$22,185	27.4%
Standard Products Group	31,600	23.9	31,631	26.6
All other	63	100.0	38	100.0
Total gross profit	$43,840	21.4%	$53,854	27.0%

	Six Months Ended		Six Months Ended
	June 30, 2019		June 30, 2018
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$15,814	12.1%	$42,849	27.1%
Standard Products Group	50,620	21.8	55,670	26.9
All other	107	99.1	(84)	(129.2)
Total gross profit	$66,541	18.4%	$98,435	26.9%

Second Quarter 2019 and Recent Company Highlights

MagnaChip announced:

•

A new low-Rss (on)* LV (Low Voltage) MOSFET with reduced chip size for smartphone battery PCMs (Protection Circuit Modules). Extended life and increased protection for batteries in high-end LTE and 5G smartphones are becoming increasingly important. 5G phones, in particular, need longer-lasting batteries with higher endurance than previous smartphones to process the massive amount of data with extremely fast download and upload capabilities. Inserted in the battery PCMs in LTE or 5G phones, this newly released MOSFET prevents over-voltage and over-current of the batteries and ultimately helps extend their life and resolve the overheating issue.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-introduces-new-component-enhance-5glte-smartphone

•

An update to its previous guidance for the second quarter of 2019. Revenue in the second quarter of 2019, ending June 30, is now expected to be at least $194 million, and gross profit margin is expected to be at least 21%. This updated guidance for the second quarter compares to the Company’s previous guidance of revenue to be in the range of $173-181 million and gross profit margin to be in the range of 16-18%. The previous revenue guidance provided on April 30 in conjunction with the public release of the financial results for the first quarter of 2019 reflected an expectation at that time that revenue from MagnaChip’s OLED Display drivers would increase by approximately 30% and that revenue from the Foundry business would be flat, both as compared to the first quarter of 2019. However, revenue for both OLED Display drivers and 8” Foundry services is now expected to substantially exceed the Company’s previously anticipated financial results for the second quarter. Revenue from Power standard products is also expected to be stronger than previously anticipated.

MagnaChip also stated today that the strategic evaluation of its Foundry business and Fab 4, the larger of the Company’s two 8” manufacturing facilities, is ongoing. Fab 4 is an analog and mixed-signal fab that produces approximately 73% of the Company’s total capacity, and is used primarily to meet wafer demand from Foundry customers that rely on outside suppliers. As previously announced, the strategic evaluation includes a range of possible options, including, but not limited to, joint ventures, strategic partnerships and M&A possibilities. MagnaChip’s updated revenue and gross profit margin guidance for the second quarter of 2019 is not a comprehensive statement of financial results, and actual figures may vary.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-semiconductor-provides-updated-guidance-q2-2019

•	The launch of its 28-nanometer (nm) OLED (Organic Light Emitting Diodes) DDIC (Display Driver IC) for smartphone displays.

The 28nm process is the most advanced process used for manufacturing OLED DDICs today. The new 28nm OLED DDIC achieves a form factor reduction that is 20 percent smaller than that of the previous 40nm process and is suitable for smartphones and other mobile devices, where small size and thinness are critical factors. In addition, MagnaChip reduced the logic voltage from 1.1V, which was required for the existing 40nm products, to 1.0V, which reduces the current voltage consumption by more than 20 percent and also extends battery life.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-launches-28-nanometer-oled-ddic-smartphone-displays

•

The offering of its second-generation 0.13 micron eFlash (Embedded Flash) technology with 20V and 30V high-voltage options. The technology is specifically designed to address the needs for multi-function hybrid mixed-signal products, including touch ICs, fingerprint readout ICs and wireless power charger ICs. With the growing complexity of analog and mixed-signal functions, IC designers are facing increasing challenges to integrate multiple functions in a single product.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-offers-second-generation-013-micron-embedded-flash-20v

•	The launch of a 3-channel BLU (backlight unit) LED driver for UHD TVs.

For high-resolution UHD displays, this new standard display product is designed to control the local LED dimming of up to 270 LEDs through a maximum of 90 LEDs per channel. In addition, it provides a dual dimming solution with Analog and PWM (Pulse Width Modulation) for efficient and stable LED dimming, which reduces power consumption and helps achieve a high contrast ratio in UHD TVs.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-launches-3-channel-blu-led-driver-uhd-tvs

•

A new initiative to partner with companies in the development of next-generation display features of smartphones and other mobile or handheld consumer electronic devices. MagnaChip intends to develop individual strategic partnerships with leading manufacturers of touch, stylus, fingerprint technologies, and associated OLED display technologies. Each company will collaborate with MagnaChip to develop and standardize innovative human-interface solutions based upon smart touch, stylus and fingerprint technologies that are suitable for MagnaChip’s industry leading OLED DDICs. The goal in each instance will be to improve the functionality of OLED displays on end user devices. There also will be a specified collaboration in shared intellectual property that will extend into new applications, including the IoT and automotive sectors.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-announces-initiative-develop-next-generation-display

•

A partnership with ELAN Microelectronics Corp. to expand the capabilities for OLED displays for a wide variety of next-generation consumer, communication, computing and industrial products, as well as for automotive displays. The partnership seeks to build upon the recent growth and market penetration of OLED displays in areas such as smartphones, mobile devices, tablets and automotive applications, ranging from navigation and infotainment screens to brake light and interior lighting systems.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-elan-microelectronics-announce-partnership-expand

•

A partnership with HiDeep to develop advanced OLED display capabilities for smartphone makers and other handheld consumer electronics devices. MagnaChip will cooperate with HiDeep to develop enhanced HMI solutions optimized for the growing OLED display market. Specifically, MagnaChip and HiDeep will collaborate and create useful and cost effective new HMI solutions for flexible OLED displays for top-tier panel makers and smartphone OEMs. This collaboration also will extend into a variety of other applications and end markets. http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-hideep-inc-announce-partnership-develop-enhanced

•

A partnership with Melfas Inc. to develop advanced OLED display capabilities for the automotive and consumer electronics sectors. Currently, OLED technology is deployed primarily in televisions and mobile products such as smartphones and smartwatches, but MagnaChip and Melfas are working towards developing automotive display-related solutions in an effort to respond to this fast-growing market. With their current solutions, the two companies will initially address opportunities in consumer electronics and, going forward, will work together to develop solutions for OLED displays in automotive applications.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-melfas-inc-announce-partnership-collaborate-oled

Second Quarter 2019 Earnings Conference Call

The earnings conference call will be webcast live today (July 30, 2019) at 5:00 p.m. EDT, and also is available by dialing toll-free at 1-844-536-5472. International call-in participants can dial 1-614-999-9318. The conference ID number is 8938259. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. ET start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 8938259.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with about 40 years of operating history, owns a portfolio of approximately 3,000 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including but not limited to third quarter 2019 revenue and gross profit margin expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2019 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Net sales	$205,145	$157,380	$199,685
Cost of sales	161,305	134,679	145,831
Gross profit	43,840	22,701	53,854
Gross profit %	21.4%	14.4%	27.0%
Operating expenses
Selling, general and administrative expenses	16,975	18,070	18,935
Research and development expenses	18,989	20,018	21,005
Restructuring and other charges	1,130	2,894	—
Total operating expenses	37,094	40,982	39,940
Operating income (loss)	6,746	(18,281)	13,914
Interest expense	(5,679)	(5,637)	(5,489)
Foreign currency loss, net	(10,431)	(9,997)	(27,449)
Loss on early extinguishment of long-term borrowings, net	—	(42)	—
Other income (expense), net	656	673	(960)
Loss before income tax expense	(8,708)	(33,284)	(19,984)
Income tax expense	812	841	1,521
Net loss	$(9,520)	$(34,125)	$(21,505)
Loss per common share :
- Basic / Diluted	$(0.28)	$(1.00)	$(0.62)
Weighted average number of shares—Basic / Diluted	34,245,127	34,194,878	34,420,654

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Net loss	$(9,520)	$(34,125)	$(21,505)
Adjustments:
Interest expense, net	5,092	5,059	5,059
Income tax expense	812	841	1,521
Depreciation and amortization	8,202	8,303	8,012
EBITDA	4,586	(19,922)	(6,913)
Restructuring and other charges	1,130	2,894	—
Equity-based compensation expense	772	669	1,341
Foreign currency loss, net	10,431	9,997	27,449
Derivative valuation loss, net	80	56	1,632
Loss on early extinguishment of long-term borrowings, net	—	42	—
Others	—	585	—
Adjusted EBITDA	$16,999	$(5,679)	$23,509
Net loss	$(9,520)	$(34,125)	$(21,505)
Adjustments:
Restructuring and other charges	1,130	2,894	—
Equity-based compensation expense	772	669	1,341
Foreign currency loss, net	10,431	9,997	27,449
Derivative valuation loss, net	80	56	1,632
Loss on early extinguishment of long-term borrowings, net	—	42	—
Others	—	585	—
Adjusted Net Income (Loss)	$2,893	$(19,882)	$8,917
Adjusted Net Income (Loss) per common share:
- Basic	$0.08	$(0.58)	$0.26
- Diluted	$0.08	$(0.58)	$0.23
Weighted average number of shares – Basic	34,245,127	34,194,878	34,420,654
Weighted average number of shares – Diluted	34,965,562	34,194,878	45,735,521

We present Adjusted EBITDA and Adjusted Net Income (Loss) as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) Restructuring and other charges, (ii) Equity-based compensation expense, (iii) Foreign currency loss, net, (iv) Derivative valuation loss, net, (v) Loss on early extinguishment of long-term borrowings, net and (vi) Others. EBITDA for the periods indicated is defined as net loss before interest expense, net, income tax expense and depreciation and amortization. We prepare Adjusted Net Income (Loss) by adjusting net loss to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income (Loss) is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income (Loss) for the periods as net loss, adjusted to exclude (i) Restructuring and other charges, (ii) Equity-based compensation expense, (iii) Foreign currency loss, net, (iv) Derivative valuation loss, net, (v) Loss on early extinguishment of long-term borrowings, net and (vi) Others.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$123,753	$132,438
Accounts receivable, net	96,766	80,003
Unbilled accounts receivable, net	30,689	38,181
Inventories, net	67,192	71,611
Other receivables	6,606	3,702
Prepaid expenses	13,110	11,133
Hedge collateral	9,510	5,810
Other current assets	8,026	9,867

Total current assets	355,652	352,745

Property, plant and equipment, net	192,314	202,171
Operating lease right-of-use assets	12,518	—
Intangible assets, net	4,023	3,953
Long-term prepaid expenses	14,076	15,598
Other non-current assets	9,233	8,729

Total assets	$587,816	$583,196

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$86,003	$55,631
Other accounts payable	12,628	15,168
Accrued expenses	49,146	46,250
Deferred revenue	5,312	6,477
Operating lease liabilities	2,151	—
Other current liabilities	3,056	9,133

Total current liabilities	158,296	132,659

Long-term borrowings, net	303,577	303,577
Non-current operating lease liabilities	10,367	—
Accrued severance benefits, net	142,436	146,031
Other non-current liabilities	21,056	18,239

Total liabilities	635,732	600,506

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 43,247,509 shares issued and 34,240,181 outstanding at June 30, 2019 and 43,054,458 shares issued and 34,441,232 outstanding at December 31, 2018	433	431
Additional paid-in capital	144,188	142,600
Accumulated deficit	(79,950)	(36,305)
Treasury stock, 9,007,328 shares at June 30, 2019 and 8,613,226 shares at December 31, 2018, respectively	(106,514)	(103,926)
Accumulated other comprehensive loss	(6,073)	(20,110)

Total stockholders’ deficit	(47,916)	(17,310)

Total liabilities and stockholders’ equity	$587,816	$583,196

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three month Ended	Six month Ended
	June 30, 2019	June 30, 2019	June 30, 2018
Cash flows from operating activities
Net loss	$(9,520)	$(43,645)	$(18,742)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	8,202	16,505	15,970
Provision for severance benefits	3,289	6,406	9,165
Amortization of debt issuance costs and original issue discount	563	1,134	1,073
Loss on foreign currency, net	12,889	24,609	32,369
Restructuring and other charges	732	732	—
Stock-based compensation	772	1,441	2,810
Loss on early extinguishment of long-term borrowings, net	—	42	—
Other	(590)	(494)	1,053
Changes in operating assets and liabilities
Accounts receivable, net	(8,130)	(20,974)	5,305
Unbilled accounts receivable, net	(3,525)	6,201	887
Inventories, net	12,174	1,589	(16,797)
Other receivables	1,236	(2,969)	(4,508)
Other current assets	4,093	5,929	2,253
Accounts payable	11,263	32,137	(4,473)
Other accounts payable	(6,756)	(3,960)	(5,229)
Accrued expenses	5,422	2,880	(1,435)
Deferred revenue	(1,484)	(929)	5,413
Other current liabilities	286	(6,562)	760
Other non-current liabilities	631	1,716	1,116
Payment of severance benefits	(2,316)	(4,579)	(5,754)
Other	(401)	(54)	516
Net cash provided by operating activities	28,830	17,155	21,752
Cash flows from investing activities
Proceeds from settlement of hedge collateral	2,385	4,627	4,863
Payment of hedge collateral	(8,394)	(8,395)	(7,490)
Proceeds from disposal of plant, property and equipment	202	202	13
Purchase of plant, property and equipment	(3,793)	(15,000)	(11,432)
Payment for property related to water treatment facility arrangement	—	—	(4,283)
Payment for intellectual property registration	(410)	(642)	(574)
Collection of guarantee deposits	90	388	659
Payment of guarantee deposits	(438)	(1,330)	—
Other	—	(9)	(38)
Net cash used in investing activities	(10,358)	(20,159)	(18,282)
Cash flows from financing activities
Repurchase of long-term borrowings	—	(1,175)	—
Proceeds from exercise of stock options	101	149	435
Acquisition of treasury stock	(235)	(2,588)	—
Proceeds from property related to water treatment facility arrangement	—	—	4,283
Repayment of financing related to water treatment facility arrangement	(138)	(281)	—
Repayment of principal portion of lease liabilities	(59)	(118)	—
Net cash provided by (used in) financing activities	(331)	(4,013)	4,718
Effect of exchange rates on cash, cash equivalents and restricted cash	(200)	(1,668)	(5,081)
Net increase (decrease) in cash, cash equivalents and restricted cash	17,941	(8,685)	3,107
Cash, cash equivalents and restricted cash
Beginning of the period	105,812	132,438	128,575
End of the period	$123,753	$123,753	$131,682